Stewart Gitler
Chairman of the board, Vitacost.com

Dear Stew,

Effective as of July 1, 2010, I resign from the Board of Directors of Vitacost.com, Inc. and any board committees I presently serve on. I also resign as a member of the company's Scientific Advisory Board. I am resigning so that I can attend to various personal matters and pursue other interests. As a co-founder of Vitacost, you know that I wish the company much continued success.

Sincerely,

Allen S. Josephs